Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of March 30, 2015 is by and among Tybourne Capital Management (HK) Limited, Tybourne Capital Management Limited, Tybourne Kesari Limited, and Viswanathan Krishnan (the foregoing are collectively referred to herein as the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to Class A Common Stock of Yelp Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week’s prior written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

TYBOURNE CAPITAL MANAGEMENT (HK) LIMITED
By: /s/ Tanvir Ghani
Tanvir Ghani, Chief Operating Officer

TYBOURNE CAPITAL MANAGEMENT LIMITED
By: Tybourne Kesari Limited, its Parent
By: /s/ Viswanathan Krishnan
Viswanathan Krishnan, Principal

TYBOURNE KESARI LIMITED
By: /s/ Viswanathan Krishnan
Viswanathan Krishnan, Principal

VISWANATHAN KRISHNAN
By: /s/ Viswanathan Krishnan
Viswanathan Krishnan, Individually